Exhibit (d)(1)(x)

Schedule A to

Investment Management Agreement

Amended as of January 4, 2018

Fund	Annual Fee Rate (stated as a percentage of the Fund’s average daily net assets)
Ashmore Emerging Markets Corporate Debt Fund	1.15%
Ashmore Emerging Markets Local Currency Bond Fund	0.95%
Ashmore Emerging Markets Short Duration Fund	0.65%
Ashmore Emerging Markets Total Return Fund	1.00%
Ashmore Emerging Markets Equity Fund (formerly Ashmore Emerging Markets Value Fund)	1.15%
Ashmore Emerging Markets Small-Cap Equity Fund	1.50%
Ashmore Emerging Markets Frontier Equity Fund	1.50%
Ashmore Emerging Markets Active Equity Fund	1.00%

Dated as of: January 4, 2018

[signature page follows]

[Schedule A to Investment Management Agreement]

IN WITNESS WHEREOF, the Trust and the Manager have each caused this amended Schedule A to the Investment Management Agreement to be signed on its behalf by its duly authorized representative, as of the date hereof.

ASHMORE FUNDS

By:	/s/ Kevin Hourihan
Name:	Kevin Hourihan
Title:	Authorized Signer

ASHMORE INVESTMENT ADVISORS LIMITED

By:	/s/ Paul Robinson
Name:	Paul Robinson
Title:	Authorised Signatory

Date:  January 4, 2018

[Schedule A to Investment Management Agreement]